Exhibit 99.1

Stronghold Announces Second Quarter 2023 Operations and Financial Update

Reschedules Second Quarter 2023 Earnings Conference Call for Thursday, August 10 at 10:00 a.m. Eastern Time

NEW YORK, August 3, 2023 – Stronghold Digital Mining, Inc. (NASDAQ: SDIG) (“Stronghold”, or the “Company”) provided the following updates regarding its operations and financial performance:

Second Quarter 2023 Estimated Financial Performance

•	Preliminary revenue of $18.2 million, net loss of $11.7 million, and non-GAAP adjusted EBITDA loss of $2.6 million[1].

•	Preliminary revenue comprised $13.8 million from cryptocurrency self-mining, $3.1 million from cryptocurrency hosting, $0.7 million from the sale of energy, and $0.6 million from capacity sales.

•
Generated 626 Bitcoin, which represents approximately 43% growth compared to 4Q 2022 and 1% sequential growth compared to 1Q 2023, despite Bitcoin network hash rate growth of 39% and 23% during the same periods, respectively.

July Bitcoin Mining Update

Power markets have been weak for the majority of 2023, and the Company was able to benefit by importing power during the second quarter. However, summer heat and a modest seasonal improvement in power prices arrived over the second half of July. Stronghold believes that its integrated business model once again demonstrated the flexibility to optimize between Bitcoin mining revenue and power revenue. Stronghold mined 205 Bitcoin in July, and the Company generated approximately $0.6 million in energy revenue from curtailment operations over the course of the month, which represents the equivalent of an additional approximately 20 Bitcoin based on the average price of Bitcoin in July.

Accelerating 2023 Hash Rate Guidance

During the month of July, Stronghold purchased over 1,000 additional MicroBT Whatsminer M50 and M50S miners, with aggregate hash rate capacity of ~130 PH/s, for approximately $2.1 million with cash on hand. These miners are expected to be plugged in by the end of August.

With the recent announcements of the purchase of 2,000 Canaan Avalon A1346 Bitcoin miners (~220 PH/s), the addition of 2,000 Canaan Avalon A1346 Bitcoin miners to the Canaan Bitcoin Mining Agreement (~210 PH/s), and the purchase of additional MicroBT Whatsminer M50 and M50S miners (~130 PH/s), Stronghold expects to add ~560 PH/s to its existing hash rate capacity by September 1, 2023. This would allow Stronghold to reach its previously announced 4.0 EH/s hash rate capacity guidance one month sooner than expected.

1 See Preliminary Non-GAAP Reconciliations

“Following the delivery of the new miners associated with recent purchases and the Canaan Bitcoin Mining Agreement, we expect to achieve our installed hash rate capacity guidance on a faster timeline than previously communicated,” said Greg Beard, the chairman and chief executive officer of Stronghold. “As these miners are delivered during the third quarter, and our existing Panther Creek and Scrubgrass data centers are filled, we look forward to optimizing our hash rate and energy efficiency. We also continue to expect to make a decision on a prospective third data center site by the end of the third quarter.”

Liquidity and Capital Resources Update

As of June 30, 2023, and August 1, 2023, the Company had approximately $6.5 million and $6.1 million, respectively, of cash and cash equivalents and Bitcoin on the Company’s balance sheet, which included 47 Bitcoin and 50 Bitcoin, respectively. As of June 30, 2023, and August 1, 2023, the Company had principal amount of outstanding indebtedness of approximately $59 million. As of August 1, 2023, the Company had received net proceeds of approximately $6.0 million from the sale of 781,438 shares of its Class A common stock under the at-the-market offering agreement with H.C. Wainwright & Co., LLC, of which approximately $5.3 million, or 88%, was used for the aforementioned MicroBT Whatsminer M50 and M50S and Canaan Avalon A1346 purchases.

Conference Call

Stronghold is rescheduling its second quarter 2023 earnings conference call to Thursday, August 10 at 10:00 a.m. Eastern Time to discuss its operations and financial results from the second quarter ended June 30, 2023. A press release detailing these results will be issued before the market opens on the same day.

Stronghold management will provide prepared remarks, followed by a question-and-answer period.

A live webcast of the call will be available on the Investor Relations page of the Company’s website at ir.strongholddigitalmining.com. To access the call by phone, please use the following link Stronghold Digital Mining Second Quarter 2023 Earnings Call. After registering, an email will be sent, including dial-in details and a unique conference call access code required to join the live call. To ensure you are connected prior to the beginning of the call, please register a minimum of 15 minutes before the start of the call.

A replay will be available on the Company's Investor Relations website shortly after the event at ir.strongholddigitalmining.com.

Use and Reconciliation of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including Adjusted EBITDA, as a measure of our operating performance. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, further adjusted by the removal of one-time transaction costs, impairment of digital currencies, realized gains and losses on the sale of long-term assets, expenses related to stock-based compensation, gains or losses on derivative contracts, gain on extinguishment of debt, realized gain or loss on sale of digital currencies, waste coal credits, commission on sale of ash, or changes in fair value of warrant liabilities in the period presented. See reconciliation below.

Our board of directors and management team use Adjusted EBITDA to assess our financial performance because they believe it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense and income), asset base (such as depreciation, amortization, impairment, and realized gains and losses on sale of long-term assets) and other items (such as one-time transaction costs, expenses related to stock-based compensation, and unrealized gains and losses on derivative contracts) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. Our non-GAAP financial measure should not be considered as an alternative to the most directly comparable GAAP financial measure. You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool and you should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP and should be read in conjunction with the financial statements contained in our filings with the Securities and Exchange Commission. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Preliminary Non-GAAP Reconciliations:

A reconciliation of the Company’s net earnings (loss), the closest GAAP measure, to adjusted EBITDA is presented in the following table:

Three months ended
(in millions)	June 30, 2023
Net Loss (GAAP)	$(11.7)
Plus:
Interest expense	2.6
Depreciation and amortization	8.6
Stock-based compensation	4.4
Impairments on digital currencies	0.3
Realized gain on sale of digital currencies	(0.3)
Changes in fair value of warrant liabilities	(6.5)
Adjusted EBITDA (Non-GAAP)	$(2.6)

About Stronghold Digital Mining, Inc.

Stronghold is a vertically integrated Bitcoin mining company with an emphasis on environmentally beneficial operations. Stronghold houses its miners at its wholly owned and operated Scrubgrass Plant and Panther Creek Plant, both of which are low-cost, environmentally beneficial coal refuse power generation facilities in Pennsylvania.

Investor Contact:
Matt Glover or Alex Kovtun
Gateway Group, Inc.
SDIG@gateway-grp.com
1-949-574-3860

Media Contact
contact@strongholddigitalmining.com

Forward Looking Statements of Stronghold:

Certain statements contained in this press release, including guidance, constitute “forward-looking statements.” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements and the business prospects of Stronghold are subject to a number of risks and uncertainties that may cause Stronghold’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things: the hybrid nature of our business model, which is highly dependent on the price of Bitcoin; our dependence on the level of demand and financial performance of the crypto asset industry; our ability to manage growth, business, financial results and results of operations; uncertainty regarding our evolving business model; our ability to retain management and key personnel and the integration of new management; our ability to raise capital to fund business growth; our ability to maintain sufficient liquidity to fund operations, growth and acquisitions; our substantial indebtedness and its effect on our results of operations and our financial condition; uncertainty regarding the outcomes of any investigations or proceedings; our ability to enter into purchase agreements, acquisitions and financing transactions; public health crises, epidemics, and pandemics such as the coronavirus pandemic; our ability to procure crypto asset mining equipment, including from foreign-based suppliers; our ability to maintain our relationships with our third party brokers and our dependence on their performance; our ability to procure crypto asset mining equipment; developments and changes in laws and regulations, including increased regulation of the crypto asset industry through legislative action and revised rules and standards applied by The Financial Crimes Enforcement Network under the authority of the U.S. Bank Secrecy Act and the Investment Company Act; the future acceptance and/or widespread use of, and demand for, Bitcoin and other crypto assets; our ability to respond to price fluctuations and rapidly changing technology; our ability to operate our coal refuse power generation facilities as planned; our ability to remain listed on a stock exchange and maintain an active trading market; our ability to avail ourselves of tax credits for the clean-up of coal refuse piles; and legislative or regulatory changes, and liability under, or any future inability to comply with, existing or future energy regulations or requirements. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed on April 3, 2023 and in our subsequently filed Quarterly Reports on Form 10-Q. Any forward-looking statement or guidance speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements or guidance, whether because of new information, future events, or otherwise.